Exhibit 99



NEWS RELEASE

PREMCOR USA INC.
Premier People,
Products and Services

8182 Maryland Avenue
Suite 600
St.Louis, Missouri 63105
314-854-9696
314-854-1580 fax

Contacts:
Jim Joyce                                       Jim Carter
Director, Corporate Communications              Investor Relations
(888) 294-2030                                  (800) 622-0939
(314) 854-1511                                  (314) 854-1424
jim.joyce@premcorinc.com                        james.carter@premcorinc.com


                      PREMCOR TO CLOSE BLUE ISLAND REFINERY

      ST. LOUIS, January 17, 2001 - Premcor Inc. announced today that it will permanently close its Blue Island, Illinois refinery at the end of the month. Although refining operations will cease, the company will continue to operate its petroleum products storage facility directly adjacent to the refinery site.

      "At Premcor refineries throughout the country, we are focusing our operations to meet the requirements of the next wave of low-sulfur, cleaner-burning fuels. Despite the investment by Premcor of approximately $70 million over the past five years at Blue Island, the refinery, as currently configured and operated within our refining network, does not generate a return sufficient for us to justify the additional investment," said William C. Rusnack, president and CEO of Premcor. "In the end, we have determined the right choice for Premcor is to focus our planning on higher return projects at our other three refineries."

      "Premcor remains committed to its core business - crude oil refining - at its three other refineries in the central United States," Rusnack said. "As with all prudent operators, Premcor's management continues to work on the engineering cost estimates for the upgrades necessary to achieve compliance with the new federal regulations requiring low-sulfur fuels. At the same time, we remain focused on our aggressive growth strategy, as we complete the final phase of an $835 million heavy oil upgrade expansion project at our Port Arthur, Texas refinery."

      "The decision to close the Blue Island refinery is an extremely difficult one because the refinery has been a part of the community for more than 50 years," Rusnack said. "Many of our employees have lived in this area and worked at the refinery for decades. However, continuing operations at Blue Island is just not cost-effective for Premcor."


      Rusnack announced the closing to its 297 employees at Blue Island during a meeting at the refinery Wednesday morning. Premcor will offer outplacement services and separation packages to affected employees to assist them in their transition. Beginning immediately, Premcor will begin discussions with the Paper, Allied-Industrial, Chemical and Energy Workers International Union (P.A.C.E.) representatives regarding the effect of the refinery's closure on the hourly work force.

      "Premcor has had discussions with several parties who may have an interest in buying the refinery. None of those parties has yet put forward an acceptable offer to purchase the refinery," Rusnack said. "Premcor will consider serious proposals from credible buyers, but will continue with the shutdown process unless it receives an acceptable offer."

      Premcor will comply with all regulatory guidelines to ensure that the refinery closing is completed safely and efficiently. Premcor has a transition team in place to oversee the careful process of taking the refinery out of service and keeping local authorities and regulatory officials apprised as work progresses at the refinery.

       Closure of the refinery will result in The Premcor Refining Group Inc., a subsidiary of Premcor USA Inc., taking a pretax charge to earnings of approximately $150 million in the first quarter of 2001. This charge includes asset write-downs approximating $100 million, in addition to accruals for employee severance, environmental remediation and other exit costs. The actual expenditures for these items will occur over several years. The Premcor Refining Group Inc. has amended its working capital facility in order to remain in full compliance with the terms of the facility.

      Upgrades to refineries across the United States will be necessary because of new fuel regulations requiring that all gasoline and diesel fuel be reformulated to reduce sulfur content. The American Petroleum Institute estimates that these upgrades will cost refineries across the United States $8 billion over the next decade. Premcor supports continued air quality improvements and is working to meet the demand for reformulated fuels at its other three refineries through expansions and upgrades.

     Premcor Inc., parent of Premcor USA Inc., is based in St. Louis and operates four refineries in the central United States with 565,000 barrels per day of total crude oil throughput capacity. Premcor Inc. is also 90 percent owner of Port Arthur Coker Company L.P. The company was renamed Premcor Inc. in May 2000 after the Clark retail gas stations were sold in 1999.

      This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Premcor Inc.'s current expectations with respect to its Blue Island refinery. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," "will," and similar expressions typically identify such forward-looking statements. Even though Premcor Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, opportunities for disposition, required capital expenditures, operational changes, varying market conditions, government regulations and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the Port Arthur Coker Company L.P., Premcor Inc. and The Premcor Refining Group's parent, Premcor USA Inc. including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.
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